Exhibit 99.1

NEWBRIDGE BANCORP (NASDAQ: NBBC) ANNOUNCES FIRST QUARTER 2015 RESULTS

REFLECTING STRONG ASSET AND EARNINGS GROWTH

GREENSBORO, N.C., April 29, 2015 —

First Quarter 2015 Highlights

•	Premier Commercial Bank merger and systems conversion completed.
•	Tangible book value increased $0.17 to $5.67.
•	Net income totaled $3.8 million or $0.10 per share.
•	Excluding acquisition related expenses, net income available to common shareholders increased 65% to $5.2 million ($0.14 per share) from $3.2 million a year ago.
•	Total assets grew $215 million to $2.74 billion, reflecting continued acquisitive and organic growth.
•	Total deposits exceeded $2 billion, and noninterest-bearing deposits expanded 13% to $360 million.
•	Total loans increased 8% to $1.95 billion as commercial loans surpassed $1 billion.
•	Core efficiency was 68.54%.
•	Mortgage and wealth management gains bolstered noninterest income.

Capital Adequacy, Shareholder Value (March 31, 2015 compared to March 31, 2014)

•	Tier 1 leverage and total risk-based capital ratios increased to 9.08% and 11.98%, respectively, from 7.69% and 11.62%.
•	Tangible common equity to risk weighted assets was 9.96% under the new BASEL III standard.
•	Total shareholders’ common equity rose 60% to $251.2 million from $156.8 million a year earlier.
•	Quarterly cash dividends resumed in the first quarter of 2015.

NewBridge Bancorp (the "Company") today reported earnings for the three month period ended March 31, 2015.  Net income available to common shareholders totaled $3.8 million, or $0.10 per diluted share, compared to $3.1 million, or $0.11 per diluted share, for the quarter ended March 31, 2014. Quarterly earnings per share were impacted by the issuance of 1.735 million shares in the Premier Commercial Bank acquisition, and included $2.3 million of pre-tax acquisition related expenses. Operating net income, a non-GAAP measure of net income less acquisition related expenses, increased 65% to $5.2 million for the three months ended March 31, 2015, up from $3.2 million in the prior year’s first quarter.

Pressley A. Ridgill, President and CEO, commented: "A key focus at NewBridge in 2015 is to prudently build value for our shareholders by harvesting efficiencies from our expanded lending teams, our recently completed mergers and our new market locations. Our multi-faceted organic and acquisitive growth strategy over the prior two years has established the vital framework necessary to support strong sustained organic loan and deposit growth for years to come. Our balance sheet has grown substantially year-over-year, and our talented team remains focused on building out their portfolios and increasing their contributions. While total asset growth appears to be the primary story, the Company is methodically focused on diversifying income streams, enhancing efficiency, and building on an exceptional corporate culture.

I am particularly pleased, this quarter, by the successful acquisition and integration of Premier Commercial. The seamless integration has been well received by our clients and the market, which validates my belief that the two companies were a strong cultural fit. Premier contributed nearly $100 million to our loan balances and $125 million of total deposits to our franchise. Goodwill and tangible book value dilution on the transaction proved to be less than our due diligence process indicated, and earnings accretion is occurring immediately.

In addition to the solid results the Company attained in the Premier Commercial merger, organic loan and deposit growth have been robust and balanced. We have seen strong contributions from multiple business teams and diverse geographic locations. Loan balances increased organically $51 million, an 11% annualized growth rate, led by significant increases in our middle market, commercial real estate and commercial banking portfolios.  Moreover, core deposits increased $66 million, including $21 million of noninterest-bearing deposits.  Core deposit growth was driven by increases in our legacy retail markets as well as outstanding growth from our commercial teams. Finally, our mortgage unit had an outstanding quarter. Mortgage revenue increased 176% over the prior year. This unit’s growth and success are due primarily to continued efforts to build its purchased real estate business, which is an area that yields proven long-term success.

The value of our franchise is impacted by our ability to continuously generate high quality earning assets, primarily funded by core low-cost client deposits. By this measure, NewBridge had an excellent quarter.”

Net Interest Income

Net interest income increased 30%, or $5.1 million, to $21.7 million for the quarter ended March 31, 2015 compared to the quarter ended March 31, 2014.  This increase reflected a continuing rise in the average balance of earning assets, primarily loans, following two successful acquisitions and organic growth during the past year.  Total average earning assets increased to $2.4 billion at March 31, 2015 from $1.8 billion at March 31, 2014. For the first quarter of 2015, the net interest margin declined 6 basis points to 3.69%, compared to the prior year period, but was unchanged from the fourth quarter of 2014.

Noninterest Income

Total noninterest income for the first quarter of 2015 was $4.4 million compared with $4.3 million for the first quarter of 2014. Wealth management revenue grew 5% to $752,000 from $716,000 as the Company continued to scale up these services. Mortgage banking revenue increased sharply to $356,000, up 176% from $129,000 a year earlier, reflecting strong growth in mortgage loan production. Retail banking income decreased 18% to $2.1 million in the first quarter of 2015 from $2.6 million in the first quarter of 2014, principally due to reduced insufficient funds fees. The Company also had a net gain of $470,000 from investments in small business investment companies, which is reflected within other noninterest income, during the first quarter of 2015, compared to $314,000 during the same period in 2014. The Company recognized no gains on the sale of investment securities in either period.

Noninterest Expense

Noninterest expense increased 30% to $20.1 million, primarily reflecting the Company’s increased size and scale and acquisition related expenses. In the first quarter of 2015, noninterest expense included $2.3 million in acquisition related expenses primarily related to the Premier Commercial acquisition, and a 21% increase in personnel expenses, primarily reflecting additional employees from acquisitions and new hires as the Company increased its presence within several markets. Noninterest expense also reflected elevated levels in several categories of expense, including legal and professional fees, occupancy costs reflecting the addition of new offices during the year, and technology and data processing costs as the Company invested in supporting a larger and more geographically diverse operation.

Spence H. Broadhurst, Senior EVP and Chief Banking Officer, commented:  "The Company’s continued growth in the key markets of Charlotte, North Carolina and Charleston, South Carolina are paying dividends. We streamlined banking teams in late 2014, creating better focus in our commercial banking operations. We continue to attract talented bankers from other organizations, and are incenting our bankers to generate low-cost and noninterest-bearing deposits to fund high quality loan originations. Improving core efficiency to mitigate margin pressures in the continued low interest rate environment is a core objective, along with expedient cultural integration of acquired banks and banking teams.”

Balance Sheet

Total assets grew to $2.74 billion at March 31, 2015, up 9% from $2.52 billion at December 31, 2014. The addition of approximately $164 million of assets from the Premier acquisition was the primary driver of this growth.

Loans held for investment increased $143.6 million, or 8%, to $1.95 billion compared to $1.80 billion at December 31, 2014. Premier Commercial contributed $93.0 million with organic growth accounting for $50.6 million.

As a result of acquisitive and organic growth, commercial loans rose 9% to $1.01 billion at March 31, 2015, compared to $928.8 million at December 31, 2014, while construction loans increased 13% and mortgage loans grew 6%. Organic growth during the first quarter of 2015 included a $27 million increase in middle market lending to approximately $127 million in outstanding balances and a $31 million increase in commercial and industrial and commercial real estate lending.

The Company's investment portfolio increased $39.3 million to $536.1 million at March 31, 2015, compared to $496.8 million at December 31, 2014 primarily due to the acquisition of Premier Commercial. At March 31, 2015, the average duration of the debt investment portfolio was 3.98 years, down from 4.08 years at December 31, 2014, and remains liquid, with an average yield of 3.36% compared to 3.38% at December 31, 2014.

Total deposits were $2.03 billion at March 31, 2015, up $194.2 million from December 31, 2014, reflecting both organic growth and acquired deposits with Premier Commercial contributing $125.2 million.  Core transaction, savings and money market accounts were 71% of the Company's deposits and totaled $1.45 billion at March 31, 2015. Compared to December 31, 2014, noninterest-bearing deposits increased $41.1 million, or 13%, reflecting significantly increased commercial banking activity and client relationships.

The average cost of interest-bearing liabilities was 0.41% for the first quarter of 2015 and was relatively stable with 0.40% for the fourth quarter of 2014. Total borrowings were $435.5 million at March 31, 2015, compared to $438.5 million at December 31, 2014.

Shareholders' equity increased to $251.2 million at March 31, 2015, up $19.9 million from December 31, 2014. Retained earnings rose $3.2 million during the first quarter, due to net income of $3.8 million and the first quarter declared dividend of $585,000.  Average diluted shares outstanding increased to 38,333,841 at March 31, 2015 from 37,655,766 at December 31, 2014, primarily due to issuance of shares in the Premier Commercial acquisition and the exercise of stock options. The Company's tangible book value rose from $5.50 per share at December 31, 2014 to $5.67 at March 31, 2015.

Asset Quality

Asset quality reflected continued improvement throughout 2014 and into the first quarter 2015 even as the Company grew substantially. Nonperforming assets at March 31, 2015 declined to $8.4 million from $18.5 million a year earlier. The percentage of nonperforming assets to total assets declined to 0.31% at March 31, 2015, compared to 0.91% a year earlier. Total nonperforming loans declined to $5.9 million at March 31, 2015, compared to $12.8 million at March 31, 2014. As a percentage of total assets, nonperforming loans declined to 0.22% compared to 0.63% a year earlier. Net chargeoffs were $338,000 for the first quarter of 2015, with one commercial loan chargeoff of $582,000 that had a specific reserve of $545,000 at December 31, 2014. Net chargeoffs were $259,000 in the first quarter of 2014. The Company’s allowance for credit losses to total loans held for investment was 1.12%, slightly down from the fourth quarter of 2014 in line with a consistent quarterly decline since March 31, 2014. The ratio of the allowance for credit losses to nonperforming loans was 368% at March 31, 2015.

Outlook

Mr. Ridgill commented on the outlook for NewBridge: "We are very optimistic about the Company’s ability to continue successfully executing its strategic plan, which includes significant organic growth, complemented by prudent acquisitive growth. The acquisition of Premier Commercial expanded the Company’s presence in our hometown Greensboro, North Carolina market. This is one of numerous key markets in both North Carolina and South Carolina in which we have expanded our presence and capabilities. We believe the integration of Premier has gone extremely well, evidenced by quick technology systems and personnel integration. We were able to complete the acquisition with tangible book value dilution of approximately $0.01 per share. We expect to report continued successes to our shareholders throughout 2015.”

About NewBridge Bancorp

NewBridge Bancorp (NASDAQ: NBBC) is the holding company for NewBridge Bank, a $2.7 billion community-focused bank headquartered in Greensboro, North Carolina. Through 41 full-service branches, NewBridge Bank provides a comprehensive array of personal financial solutions including banking, lending and wealth management services. The Bank’s expert commercial teams provide customized lending services, including SBA loans, along with sophisticated deposit and treasury management solutions to small businesses and middle market corporations. With continuous operations dating back to 1910 in the Piedmont Triad Region of North Carolina (Greensboro-Winston-Salem-High Point), NewBridge Bank’s served markets have expanded to also include Charlotte-Gastonia-Concord, Raleigh-Durham-Chapel Hill, and Wilmington in North Carolina, and Greenville-Spartanburg and Charleston in South Carolina. To make NewBridge Bank your preferred financial partner, please visit us in our offices or online at www.newbridgebank.com.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements.  Such statements are often characterized by the use of qualifying words such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of NewBridge and its management about future events.  The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge's customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions.  These forward looking statements express management's current expectations, plans or forecasts of future events, results and condition, including financial and other estimates and expectations regarding recently completed or proposed acquisitions and the general business strategy of engaging in bank acquisitions.  Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge's filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

Investors may contact:
Ramsey Hamadi, Chief Financial Officer	336-369-0975
Richard Cobb, Controller & Chief Accounting Officer	336-369-0914

FINANCIAL SUMMARY

	Three Months Ended March 31
	2015	2014
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans(1)	$19,463	$15,111
Investment securities	4,235	2,952
Other	37	1
Total interest income	23,735	18,064
Interest expense:
Deposits	1,140	857
Borrowings from the FHLB	263	186
Other	645	385
Total interest expense	2,048	1,428
Net interest income	21,687	16,636
Provision for credit losses	104	144
Net interest income after provision for credit losses	21,583	16,492
Noninterest income:
Retail banking	2,108	2,579
Mortgage banking services	356	129
Wealth management services	752	716
Gain on sale of investment securities	-	-
Bank-owned life insurance	307	448
Other	862	454
Total noninterest income	4,385	4,326
Noninterest expense:
Personnel	10,069	8,341
Occupancy	1,379	1,186
Furniture and equipment	961	907
Technology and data processing	1,213	1,117
Legal and professional	740	538
FDIC insurance	411	397
Other real estate owned	177	398
Acquisition related expenses	2,257	88
Other	2,920	2,495
Total noninterest expense	20,127	15,467
Income before income taxes	5,841	5,351
Income tax expense	2,071	1,900
Net income	3,770	3,451
Dividends on preferred stock	-	(337)
Net income available to common shareholders	$3,770	$3,114
Net income per share - basic	$0.10	$0.11
Net income per share - diluted	$0.10	$0.11
Cash dividends declared per share	$0.015	-

(1) Includes accelerated accretion (amortization) on purchased loans of $6 and $(84) for the three months ended March 31, 2015 and 2014, respectively.

FINANCIAL SUMMARY

	2015		2014
	First		Fourth	Third	Second		First
	Quarter		Quarter	Quarter	Quarter		Quarter
Period-End Balance Sheet
(Dollars in thousands)
Assets
Loans held for sale	$11,739		$6,181	$3,303	$5,733		$3,486
Commercial loans	1,011,386		928,761	839,696	835,248		684,643
Real estate - construction loans	189,792		168,109	157,841	151,078		115,748
Real estate - mortgage loans	712,220		672,574	689,356	703,390		610,365
Consumer loans	25,576		26,164	26,794	28,770		25,094
Other loans	9,058		8,798	7,277	8,064		7,991
Total loans held for investment	1,948,032		1,804,406	1,720,964	1,726,550		1,443,841
Allowance for credit losses	(21,878)		(22,112)	(22,501)	(22,944)		(24,435)
Net loans held for investment	1,926,154	(1)	1,782,294	1,698,463	1,703,606	(2)	1,419,406
Investment securities	536,083		496,798	496,914	469,198		410,122
Other earning assets	23,911		17,131	19,076	19,679		4,075
Intangible assets	29,880		26,679	27,108	27,942		8,046
Other non-earning assets	207,269		191,149	197,886	202,935		193,134
Total Assets	$2,735,036		$2,520,232	$2,442,750	$2,429,093		$2,038,269

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$360,378		$319,327	$310,441	$301,038		$258,058
Savings deposits	69,510		67,639	66,521	67,554		65,386
NOW accounts	543,149		509,450	499,184	477,372		454,198
Money market accounts	473,671		386,733	405,369	404,801		351,797
Time deposits	580,077		549,415	543,619	604,818		492,809
Total deposits	2,026,785	(3)	1,832,564	1,825,134	1,855,583	(4)	1,622,248
Total borrowings	435,454		438,474	373,974	332,274		244,774
Other liabilities	21,584		17,839	15,211	16,585		14,422
Shareholders' equity (all common)	251,213		231,355	228,431	224,651		156,825
Total Liabilities and Shareholders' Equity	$2,735,036		$2,520,232	$2,442,750	$2,429,093		$2,038,269

(1) Includes $93.0 million from Premier Commercial Bank acquisition.

(2) Includes $260.7 million from CapStone Bank acquisition.

(3) Includes $125.2 million from Premier Commercial Bank acquisition.

(4) Includes $229.3 million from CapStone Bank acquisition.

COMMON STOCK DATA

	2015	2014
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$8.92	$8.71	$7.59	$8.06	$7.14
High	9.18	8.98	8.46	8.69	7.62
Low	7.78	7.34	7.20	6.99	6.55
Book value	6.44	6.22	6.14	6.05	5.50
Tangible book value	5.67	5.50	5.41	5.30	5.22
Average shares outstanding	37,844,273	37,195,303	37,166,736	36,808,785	28,487,709
Average diluted shares outstanding	38,333,841	37,655,766	37,576,669	37,382,568	28,597,530
Class A shares at end of period	35,815,135	34,008,795	34,007,093	33,949,443	25,303,820
Class B shares at end of period	3,186,748	3,186,748	3,186,748	3,186,748	3,186,748

ASSET QUALITY DATA

	2015	2014
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
(Dollars in thousands)
Loans identified as impaired	$3,701	$4,227	$3,947	$8,025	$8,954
Other nonperforming loans	2,240	2,985	3,882	3,268	3,883
Total nonperforming loans	5,941	7,212	7,829	11,293	12,837
Other real estate owned	2,484	3,057	3,580	3,585	5,633
Total nonperforming assets	$8,425	$10,269	$11,409	$14,878	$18,470

Net chargeoffs	$338	$439	$532	$2,091	$259
Allowance for credit losses	21,878	22,112	22,501	22,944	24,435
Allowance for credit losses to loans held for investment	1.12%	1.23%	1.31%	1.33%	1.69
Nonperforming loans to loans held for investment	0.30	0.40	0.45	0.65	0.89
Nonperforming assets to total assets	0.31	0.41	0.47	0.61	0.91
Nonperforming loans to total assets	0.22	0.29	0.32	0.46	0.63
Net chargeoff percentage (annualized)	0.07	0.10	0.12	0.48	0.07
Allowance for credit losses to nonperforming loans	368.25	306.60	287.41	203.17	190.35

Allowance for credit losses rollforward	Three Months Ended March 31
	2015	2014

Beginning balance	$22,112	$24,550
Chargeoffs	1,185	958
Recoveries	847	699
Net chargeoffs	338	259
Provision for credit losses	104	144
Ending balance	$21,878	$24,435

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of March 31, 2015
	Amortized	Gross	Gross	Estimated	Average		Average
	Cost	Unrealized Gain	Unrealized Loss	Fair Value	Yield (%)		Duration (years)

Debt Securities(1)
Available for sale debt securities	$349,557	$10,203	$(1,174)	$358,586	3.46	(2)	3.39
Held to maturity debt securities	144,038	2,658	(123)	146,573	3.13	(2)	5.43
Total debt securities	493,595	12,861	(1,297)	505,159	3.36	(2)	3.98

Equity Securities(1)
Available for sale equity securities	32,973	549	(63)	33,459

Total Investment Portfolio(1)	$526,568	$13,410	$(1,360)	$538,618

(Dollars in thousands)	As of December 31, 2014
	Amortized	Gross	Gross	Estimated	Average		Average
	Cost	Unrealized gain	Unrealized loss	Fair value	Yield (%)		Duration (years)

Debt Securities(1)
Available for sale debt securities	$325,755	$9,484	$(2,097)	$333,142	3.58	(2)	3.71
Held to maturity debt securities	130,701	1,711	(497)	131,915	2.89	(2)	5.00
Total debt securities	456,456	11,195	(2,594)	465,057	3.38	(2)	4.08

Equity Securities(1)
Available for sale equity securities	32,750	361	(156)	32,955

Total Investment Portfolio(1)	$489,206	$11,556	$(2,750)	$498,012

(1) Available for sale securities are carried at fair value on the balance sheet while held to maturity securities are carried at amortized cost.

(2) Fully taxable equivalent basis.

ANALYSIS OF YIELDS AND RATES

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,857,888	$19,463	4.25%	$1,428,862	$15,111	4.29%
Investment securities	516,481	4,372	3.39%	377,690	3,029	3.21%
Other earning assets	21,016	37	0.71%	1,223	1	0.33%
Total Earning Assets	2,395,385	23,872	4.04%	1,807,775	18,141	4.07%
Non-Earning Assets	198,659			169,058
Total Assets	$2,594,044	23,872		$1,976,833	18,141

Interest-Bearing Liabilities
Deposits	$1,559,036	1,140	0.30%	$1,338,911	857	0.26%
Borrowings	447,392	908	0.82%	207,798	571	1.11%
Total Interest-Bearing Liabilities	2,006,428	2,048	0.41%	1,546,709	1,428	0.38%
Noninterest-bearing deposits	330,988			244,968
Other liabilities	20,228			15,842
Shareholders' equity	236,400			169,314
Total Liabilities and Shareholders'
Equity	$2,594,044	2,048		$1,976,833	1,428
Net Interest Income		$21,824			$16,713
Net Interest Margin			3.69%			3.75%
Interest Rate Spread			3.63%			3.69%

(1)	Income related to securities exempt from federal income taxes is stated on a fully taxable-equivalent basis, assuming a federal income tax rate of 35%, and is then reduced by the non-deductible portion of interest expense. The adjustments made to convert to a fully taxable-equivalent basis were $137 for 2015 and $77 for 2014.

OTHER DATA

	Three Months Ended March 31
	2015	2014

Tangible common equity	$221,333	$148,779
Return on average assets	0.59%	0.71
Return on average equity	6.47	8.27
Net yield on earning assets	3.69	3.75
Average loans to assets	71.62	72.28
Average loans to deposits	98.30	90.21
Average noninterest - bearing deposits to total deposits	17.51	15.47
Average equity to assets	9.11	8.56
Common equity tier 1 capital as a percentage of total risk weighted assets	9.76	N/A
Total capital as a percentage of total risk weighted assets	11.98	11.62
Tangible common equity as a percentage of tangible assets	8.18	7.33
Tangible common equity as a percentage of total risk weighted assets	9.96	9.37

NON-GAAP MEASURES

Operating net income, net income less acquisition related expenses

(Dollars in thousands)

	Three Months Ended March 31
	2015	2014

Net income available to common shareholders	$3,770	$3,114
Add acquisition related expenses adjusted for tax	1,457	57
Operating net income	$5,227	$3,171

Operating net income per share - diluted	$0.14	$0.11

Core efficiency percentage, efficiency percentage excluding acquisition related expenses

(Dollars in thousands)

	Three Months Ended March 31
	2015	2014

Total noninterest expense	$20,127	$15,467
Less acquisition related expenses	(2,257)	(88)
Numerator for calculation of core efficiency (A)	$17,870	$15,379

Net interest income	$21,687	$16,636
Total noninterest income	4,385	4,326
Denominator for calculation of core efficiency (B)	$26,072	$20,962

Core efficiency percentage (A/B)	68.54%	73.37%